Exhibit 1.1

Execution Version

October 11, 2019

STRICTLY CONFIDENTIAL

Adynxx, Inc.

100 Pine Street, Suite 500
San Francisco, CA 94111

Attn: Rick Orr, President and Chief Executive Officer

Dear Mr. Orr:

This letter agreement (this “Agreement”) constitutes the agreement between Adynxx, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”), that Wainwright shall serve as the sole book-running underwriter in a firmly underwritten public offering or the exclusive placement agent in a best efforts public offering (each the “Public Offering”) of securities of the Company (the “Securities”) during the Term (as hereinafter defined) of this Agreement pursuant to a registration statement to be filed on Form S-1 (the “Registration Statement”) and amends and restates that certain letter agreement, dated as of June 10, 2019, entered into between the parties. The terms of the Public Offering and the Securities issued in connection therewith shall be mutually agreed upon by the Company and Wainwright and nothing herein implies that Wainwright would have the power or authority to bind the Company and nothing herein implies that the Company shall have an obligation to issue any Securities. It is understood that Wainwright’s assistance in the Public Offering will be subject to the satisfactory completion of such investigation and inquiry into the affairs of the Company as Wainwright deems appropriate under the circumstances and to the receipt of all internal approvals of Wainwright in connection with the transaction. The Company expressly acknowledges and agrees that Wainwright’s involvement in the Public Offering is strictly on a reasonable best efforts basis, until such time as an Underwriting Agreement (as defined below), if any, is executed between parties, and that the consummation of the Public Offering will be subject to, among other things, market conditions. The execution of this Agreement does not constitute a commitment by Wainwright to purchase the Securities and does not ensure a successful Public Offering of the Securities or the success of Wainwright with respect to securing any other financing on behalf of the Company. Only the execution of an underwriting agreement, if any, will constitute a firm commitment by Wainwright to purchase the Securities, subject to customary closing conditions. Wainwright may retain other brokers, dealers, agents or underwriters on its behalf in connection with the Public Offering.

A.       Compensation; Reimbursement. At the closing of the Public Offering (the “Closing”), the Company shall compensate Wainwright as follows:

1.	Cash Fee. The Company shall pay to Wainwright a cash fee, or as to an underwriting Public Offering, an underwriting discount, equal to a percentage of the aggregate gross proceeds raised in the Public Offering, as follows:

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a.	If the aggregate gross proceeds raised in the Public Offering (other than any gross proceeds raised from Domain Associates and TPG Biotechnology Partners IV, L.P or their respective affiliates or any other directors or executive officers of the Company (collectively, the “Insiders”)) is less than $2.5 million, 7.0% of the aggregate gross proceeds raised in the Public Offering (inclusive of any gross proceeds raised from the Insiders);

b.	If the aggregate gross proceeds raised in the Public Offering (other than any gross proceeds raised from the Insiders) is $2.5 million or more, 7.25% of the aggregate gross proceeds raised in the Public Offering (inclusive of any gross proceeds raised from the Insiders); or

c.	If the aggregate gross proceeds raised in the Public Offering (other than any gross proceeds raised from Insiders is $5.0 million or more, 7.5% of the aggregate gross proceeds raised in the Public Offering (inclusive of any gross proceeds raised from the Insiders).

2.	Warrant Coverage. The Company shall issue to Wainwright or its designees at each Closing, warrants (the “Wainwright Warrants”) to purchase that number of shares of common stock of the Company equal to a percentage of the aggregate number of shares of common stock (or common stock equivalent, if applicable) placed in the Public Offering (inclusive of the shares of common stock placed with the Insiders) (and if the Public Offering includes a “greenshoe” or “additional investment” component, such number of shares of common stock underlying such “greenshoe” or “additional investment” component, with the Wainwright Warrants issuable upon the exercise of such component), as follows:

a.	If the aggregate gross proceeds raised in the Public Offering (other than any gross proceeds raised from the Insiders) is less than $2.5 million, 0%;

b.	If the aggregate gross proceeds raised in the Public Offering (other than any gross proceeds raised from the Investors is $2.5 million or more, 3.75%; or

c.	If the aggregate gross proceeds raised in the Public Offering (other than any gross proceeds raised from the Insiders is $5.0 million or more, 7.5%.

If the Securities included in the Public Offering are convertible, the Wainwright Warrants shall be determined by dividing the gross proceeds raised in such Public Offering by the Offering Price (as defined hereunder). The Wainwright Warrants shall be in a customary form reasonably acceptable to Wainwright, have a term of five (5) years and an exercise price equal to 125% of the offering price per share (or unit, if applicable) in the applicable Public Offering and if such offering price is not available, the market price of the common stock on the date the Public Offering is commenced (such price, the “Offering Price”). If warrants are issued to investors in the Public Offering, the Wainwright Warrants shall have the same terms as the warrants issued to investors in the applicable Public Offering, except that such Wainwright Warrants shall have an exercise price equal to 125% of the Offering Price.

3.	Expense Allowance. Out of the proceeds of the initial Closing of the Public Offering, the Company also agrees to pay Wainwright a management fee equal to a percentage of the aggregate gross proceeds raised in the Public Offering, as follows:

a.	If the aggregate gross proceeds raised in the Public Offering (other than any gross proceeds raised from the Insiders) is less than $2.5 million, no management fee;

b.	If the aggregate gross proceeds raised in the Public Offering (other than any gross proceeds raised from the Insiders) is $2.5 million or more, 0.5% of the aggregate gross proceeds raised in the Public Offering (inclusive of any gross proceeds raised from the Insiders); or

c.	If the aggregate gross proceeds raised in the Public Offering (other than any gross proceeds raised from Insiders is $5.0 million or more, 1.0% of the aggregate gross proceeds raised in the Public Offering (inclusive of any gross proceeds raised from the Insiders).

In addition, the Company also agrees to pay Wainwright up to $150,000 for fees and expenses of legal counsel and other out-of-pocket or non-accountable expenses; plus, if applicable, the costs associated with the use of a third-party electronic road show service (such as NetRoadshow); provided, however, that such amount in no way limits or impairs the indemnification and contribution provisions of this Agreement.

4.	Tail. Wainwright shall be entitled to compensation under clauses (1) and (2) hereunder, calculated in the manner set forth therein, with respect to any public or private offering or other financing or capital-raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to the Company by investors whom Wainwright had contacted during the Term or introduced to the Company during the Term, if such Tail Financing is consummated at any time within the 12-month period following the expiration or termination of this Agreement.

5.	Right of First Refusal. If, from the date hereof until the 12-month anniversary following the consummation of the Public Offering, the Company or any of its subsidiaries (a) decides to dispose of or acquire business units or acquire any of its outstanding securities or make any exchange or tender offer or enter into a merger, consolidation or other business combination or any recapitalization, reorganization, restructuring or other similar transaction, including, without limitation, an extraordinary dividend or distributions or a spin-off or split-off, and the Company decides to retain a financial advisor for such transaction, Wainwright (or any affiliate designated by Wainwright) shall have the right to act as the Company’s exclusive financial advisor for any such transaction; or (b) decides to finance or refinance any indebtedness using a manager or agent, Wainwright (or any affiliate designated by Wainwright) shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (c) decides to raise funds by means of a public offering (other than an at-the-market facility) or a private placement or any other capital-raising financing of equity, equity-linked or debt securities using an underwriter or placement agent, Wainwright (or any affiliate designated by Wainwright) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. If Wainwright or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature and the provisions of this Agreement, including indemnification, which are appropriate to such a transaction.

B.       Term and Termination of Engagement; Exclusivity. The term of Wainwright’s exclusive engagement will begin on the date hereof and end on the earlier of (i) the closing of the Public Offering and (ii) six (6) months following the date hereof (the “Term”). The Company agrees that the provisions relating to reimbursement of expenses (Paragraph A.2), tail (Paragraph A.3), right of first refusal (Paragraph A.4) indemnification and contribution (Paragraphs F. and H.), confidentiality (Paragraph E.), conflicts (Paragraph K.), independent contractor (Paragraph G.) and waiver of the right to trial by jury (Paragraph I.) will survive any termination or expiration of this Agreement; provided however, that upon the execution the Underwriting Agreement (as defined below), if any, the Engagement Letter shall terminate and no provisions of the Engagement Letter shall survive and the respective obligations of the parties shall be governed exclusively by the terms of such Underwriting Agreement. Notwithstanding anything to the contrary contained herein, the Company has the right to terminate the Agreement for cause in compliance with FINRA Rule 5110(f)(2)(D)(ii). The exercise of such right of termination for cause eliminates the Company’s obligations with respect to the provisions relating to the tail fees and right of first refusal. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Public Offering pursuant to this Agreement shall not be carried out for any reason whatsoever during the Term, the Company shall be obligated to pay to Wainwright its actual and accountable out-of-pocket expenses related to the Public Offering (including the fees and disbursements of Wainwright’s legal counsel) up to a maximum of $150,000. During Wainwright’s engagement hereunder: (i) the Company will not, and will not permit its representatives to, other than in coordination with Wainwright, contact or solicit institutions, corporations or other entities or individuals as potential purchasers of the Securities and (ii) the Company will not pursue any financing transaction which would be in lieu of the Public Offering. Furthermore, the Company agrees that during Wainwright’s engagement hereunder, all inquiries from prospective investors will be referred to Wainwright and will be deemed to have been contacted by Wainwright in connection with the Public Offering. Additionally, except as set forth hereunder, the Company represents, warrants and covenants that no brokerage or finder’s fees or commissions are or will be payable by the Company or any subsidiary of the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other third-party with respect to the Public Offering.

C.       Information; Reliance. The Company shall furnish, or cause to be furnished, to Wainwright all information requested by Wainwright for the purpose of rendering services hereunder and conducting due diligence (all such information being the “Information”). In addition, the Company agrees to make available to Wainwright upon request from time to time the officers, directors, accountants, counsel and other advisors of the Company. The Company recognizes and confirms that Wainwright (a) will use and rely on the Information, including any documents provided to investors in the Public Offering (the “Offering Documents”), which shall include any Purchase Agreement (as defined hereunder) and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of the Offering Documents or the Information and such other information; and (c) will not make an appraisal of any of the assets or liabilities of the Company. Upon reasonable request, the Company will meet with Wainwright or its representatives to discuss all information relevant for disclosure in the Registration Statement and will cooperate in any investigation undertaken by Wainwright thereof, including any document included or incorporated by reference therein. At the Closing of the Public Offering (and upon the closing of any “greenshoe” exercise), at the request of Wainwright, the Company shall deliver such legal letters (including, without limitation, negative assurance letters), opinions, comfort letters, officers’ and secretary certificates and good standing certificates, all in form and substance satisfactory to Wainwright and its counsel as is customary for the Public Offering.

D.       Related Agreements. The Company shall enter into the following additional agreements:

1.	Underwritten Offering. If the Public Offering is on a firm commitment underwriting basis, the Company and Wainwright shall enter into a customary underwriting agreement in form and substance reasonably satisfactory to Wainwright and its counsel and the Company (the “Underwriting Agreement”).

2.	Best Efforts Offering. If the Public Offering is on a best efforts basis, the sale of Securities to the investors in the Public Offering will be evidenced by a purchase agreement (“Purchase Agreement”) between the Company and such investors in a form reasonably satisfactory to the Company and Wainwright. Wainwright shall be a third party beneficiary of any representations, warranties, covenants and closing conditions made by the Company in any Offering Documents, including representations, warranties, covenants and closing conditions made to any investor in the Public Offering. Prior to the signing of any Purchase Agreement, officers of the Company with responsibility for financial affairs will be available to answer inquiries from prospective investors.

3.	Escrow, Settlement and Closing. If each Public Offering is not settled via delivery versus payment (“DVP”), the Company and Wainwright may mutually agree to enter into an escrow agreement with a third party escrow agent pursuant to which Wainwright’s compensation and expenses shall be paid from the gross proceeds of the Securities sold. If the Public Offering is settled in whole or in part via DVP, Wainwright shall arrange for its clearing agent to provide the funds to facilitate such settlement. The Company shall pay Wainwright closing costs, which shall also include the reimbursement of the out-of-pocket cost of the escrow agent or clearing agent, as applicable, which closing costs shall not exceed $10,000.

4.	FINRA Amendments. Notwithstanding anything herein to the contrary, in the event that Wainwright determines that any of the terms provided for hereunder shall not comply with a FINRA rule, including but not limited to FINRA Rule 5110, then the Company shall agree to amend this Agreement (or include such revisions in the final underwriting agreement) in writing upon the request of Wainwright to comply with any such rules; provided that any such amendments shall not provide for terms that are less favorable to the Company than are reflected in this Agreement.

E.       Confidentiality. In the event of the consummation or public announcement of the Public Offering, Wainwright shall have the right to disclose its participation in such Public Offering, including, without limitation, the Public Offering at its cost of “tombstone” advertisements in financial and other newspapers and journals.

F.       Indemnity.

1.	In connection with the Company’s engagement of Wainwright hereunder, the Company hereby agrees to indemnify and hold harmless Wainwright and its affiliates, and the respective controlling persons, directors, officers, members, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, whether or not the Company is a party thereto (collectively a “Claim”), that are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of Wainwright, or (B) otherwise relate to or arise out of Wainwright’s activities on the Company’s behalf under Wainwright’s engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of Wainwright except for any Claim incurred by the Company as a result of such Indemnified Person’s gross negligence or willful misconduct.

2.	The Company further agrees that it will not, without the prior written consent of Wainwright, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

3.	Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel for such Indemnified Person and the payment of the fees and expenses of such counsel, provided, however, that such counsel shall be satisfactory to the Indemnified Person and provided further that if the legal counsel to such Indemnified Person reasonably determines that the use of counsel chosen by the Company to represent the Indemnified Person would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, such Indemnified Person will employ its own separate counsel (including local counsel, if necessary) to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. If such Indemnified Person does not request that the Company assume the defense of such Claim, such Indemnified Person will employ its own separate counsel (including local counsel, if necessary) to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Person shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

4.	The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not Wainwright is the Indemnified Person), the Company and Wainwright shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Wainwright on the other, in connection with Wainwright’s engagement referred to above, subject to the limitation that in no event shall the amount of Wainwright’s contribution to such Claim exceed the amount of fees actually received by Wainwright from the Company pursuant to Wainwright’s engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and Wainwright on the other, with respect to Wainwright’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company pursuant to the applicable Public Offering (whether or not consummated) for which Wainwright is engaged to render services bears to (b) the fee paid or proposed to be paid to Wainwright in connection with such engagement.

5.	The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Person may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

G.       Limitation of Engagement to the Company. The Company acknowledges that Wainwright has been retained only by the Company, that Wainwright is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company’s engagement of Wainwright is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against Wainwright or any of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), employees or agents. Unless otherwise expressly agreed in writing by Wainwright, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of Wainwright, and no one other than the Company is intended to be a beneficiary of this Agreement. The Company acknowledges that any recommendation or advice, written or oral, given by Wainwright to the Company in connection with Wainwright’s engagement is intended solely for the benefit and use of the Company’s management and directors in considering a possible Public Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. Wainwright shall not have the authority to make any commitment binding on the Company. The Company, in its sole discretion, shall have the right to reject any investor introduced to it by Wainwright.

H.       Limitation of Wainwright’s Liability to the Company. Wainwright and the Company further agree that neither Wainwright nor any of its affiliates or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by Wainwright and that are finally judicially determined to have resulted solely from the gross negligence or willful misconduct of Wainwright.

I.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes that arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York. In the event Wainwright or any Indemnified Person is successful in any action, or suit against the Company, arising out of or relating to this Agreement, the final judgment or award entered shall be entitled to have and recover from the Company the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by Wainwright and the Company.

J.       Notices. All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery, fax or e-mail, if sent to Wainwright, at the address set forth on the first page hereof, e-mail: notices@hcwco.com, Attention: Head of Investment Banking, and if sent to the Company, to the address set forth on the first page hereof, e-mail: Rick Orr, Attention: President and Chief Executive Officer. Notices sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt, notices delivered by fax shall be deemed received as of the date and time printed thereon by the fax machine and notices sent by e-mail shall be deemed received as of the date and time they were sent.

K.       Conflicts. The Company acknowledges that Wainwright and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company pursuant to which Wainwright may acquire information of interest to the Company. Wainwright shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated transaction.

L.       Anti-Money Laundering. To help the United States government fight the funding of terrorism and money laundering, the federal laws of the United States require all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means Wainwright must ask the Company for certain identifying information, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and such other information or documents that Wainwright considers appropriate to verify the Company’s identity, such as certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument.

M.       Miscellaneous. The Company represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound. This Agreement shall not be modified or amended except in writing signed by Wainwright and the Company. This Agreement shall be binding upon and inure to the benefit of both Wainwright and the Company and their respective assigns, successors, and legal representatives. This Agreement constitutes the entire agreement of Wainwright and the Company with respect to the subject matter hereof and supersedes any prior agreements with respect to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including facsimile or electronic counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by Wainwright and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By: /s/ Edward D. Silvera
Name: Edward D. Silvera
Title: Chief Operating Officer
Date: 10/11/2019

Accepted and Agreed:

Adynxx, Inc.

By:   /s/ Rick Orr

Name: Rick Orr

Title: President and Chief Executive Officer

November 7, 2019

STRICTLY CONFIDENTIAL

Adynxx, Inc.

100 Pine Street, Suite 500
San Francisco, CA 94111

Attn: Rick Orr, President and Chief Executive Officer

Dear Mr. Orr:

Reference is hereby made to that certain engagement agreement (the “Agreement”), dated as of October 11, 2019, by and between Adynxx, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”).

The Company and Wainwright hereby agree to amend the Engagement Agreement (the “Amendment”), as follows:

The following sentence shall be added at the end of Section A.2, Warrant Coverage:

“For the avoidance of doubt, Wainwright shall not be entitled to Wainwright Warrants with respect to any shares of common stock underlying warrants to be issued in an Offering to investors, other than with respect to shares of common stock underlying pre-funded warrants.”

Except as expressly set forth above, all of the terms and conditions of the Agreement shall continue in full force and effect after the execution of this Amendment. Defined terms used herein but not defined herein shall have the meanings given to such terms in the Agreement.

This Amendment may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

[Signature page follows]

430 Park Avenue  |  New York, New York 10022  |  212.356.0500  |  www.hcwco.com

Member: FINRA/SIPC

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In acknowledgment that the foregoing correctly sets forth the understanding reached by Wainwright and the Company, please sign in the space provided below, whereupon this Amendment shall constitute a binding agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By: /s/ Edward D. Silvera
Name: Edward D. Silvera
Title: Chief Operating Officer

Accepted and Agreed:

Adynxx, Inc.

By:   /s/ Rick Orr

Name: Rick Orr

Title: President and Chief Executive Officer

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November 13, 2019

STRICTLY CONFIDENTIAL

Adynxx, Inc.

100 Pine Street, Suite 500
San Francisco, CA 94111

Attn: Rick Orr, President and Chief Executive Officer

Dear Mr. Orr:

Reference is hereby made to that certain engagement agreement (the “Agreement”), dated as of October 11, 2019, as amended on November 7, 2019, by and between Adynxx, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”).

The Company and Wainwright hereby agree to amend the Engagement Agreement (the “Amendment”), as follows:

The following clauses shall be deleted in their entirety from the Agreement in connection with the Company’s Offering pursuant to the registration statement on Form S-1 (File No. 222-232169):

1.	With respect to the Cash Fee, clause A.1(c);
2.	With respect to the Warrant Coverage, clause A.2(c); and
3.	With respect to the management fee, clause A.3(c).

In addition, the phrase “; or” shall be replaced by “.” at the end of each of clauses A.1(b), A.2(b) and A.3(b).

Except as expressly set forth above, all of the terms and conditions of the Agreement shall continue in full force and effect after the execution of this Amendment. Defined terms used herein but not defined herein shall have the meanings given to such terms in the Agreement.

This Amendment may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

[Signature page follows]

430 Park Avenue  |  New York, New York 10022  |  212.356.0500  |  www.hcwco.com

Member: FINRA/SIPC

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In acknowledgment that the foregoing correctly sets forth the understanding reached by Wainwright and the Company, please sign in the space provided below, whereupon this Amendment shall constitute a binding agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By: /s/ Edward D. Silvera
Name: Edward D. Silvera
Title: Chief Operating Officer

Accepted and Agreed:

Adynxx, Inc.

By:   /s/ Rick Orr

Name: Rick Orr

Title: President and CEO

430 Park Avenue  |  New York, New York 10022  |  212.356.0500  |  www.hcwco.com

Member: FINRA/SIPC

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